Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Lakeside Holding Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	Rule 457(c)	7,398,504	(3)	$1.045	$7,731,436.97	0.00015310	$1,183.68
	Equity	Common Stock, $0.0001 par value per share	Rule 457(c)	568,827	(4)	$1.045	$594,424.22	0.00015310	$91.01
	Total Offering Amounts						$8,325,861.18		$1,274.69
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due								$1,274.69

(1)	In the event of a stock split, stock dividend or other similar transaction involving the registrant’s common stock, in order to prevent dilution, the number of common stocks registered hereby shall be automatically increased to cover the additional shares of common stock in accordance with Rule 416(a) under the Securities Act.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Company’s common stock on March 17, 2025.

(3)	Represents shares of common stock underlying the issuance discount senior promissory convertible notes issued pursuant to a securities purchase agreement dated March 5, 2025, including (i) 2,708,175 shares of common stock for the note issued in the initial First Tranche closing, based on a floor price of $0.234 per share, and (ii) 3,125,000 shares of common stock, for the note issuable the subsequent first tranche closing, based on an assumed floor price of $0.16.

(4)	Represents shares of common stock issuable upon the exercise of the warrants pursuant to a securities purchase agreement dated March 5, 2025, including (i) 318,827 shares of common issuable upon the exercise of warrants issued in the initial First Tranche closing, and (ii) 3,125,000 shares of common stock issuable upon the exercise of warrants issueable in the subsequent First Tranche closing based on an assumed floor price of $0.16.